Exhibit 5.1

November 24, 2009

The Bank of New York Mellon Corporation
One Wall Street
New York, NY  10286

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is being furnished in connection with the registration for resale of 1,000,000 shares (the “Shares”) of common stock, par value $0.01 per share, of The Bank of New York Mellon Corporation, a Delaware corporation (the “Corporation”).  The Shares may be sold by certain selling stockholders from time to time, as described in the prospectus supplement dated November 16, 2009 (the “Prospectus Supplement”) and the accompanying prospectus dated July 2, 2007 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (Reg. No. 333-144261) (the “Registration Statement”).

I have acted as counsel for the Corporation in connection with the proposed issue and sale of the Shares.  I, or those acting under my supervision, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents and records and have made such investigation of fact and such examination of law as I, or they, have deemed appropriate in order to enable me to render the opinions set forth herein.  In conducting such investigation, I, or they, relied, without independent verification, upon certificates of officers of the Corporation, public officials and other appropriate persons.

The opinions expressed herein are limited to matters governed by the corporate laws of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, and subject to the exceptions, qualifications, limitations, assumptions and reliances stated herein, I am of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

This opinion letter has been prepared to be filed by the Corporation as an exhibit to a Current Report on Form 8-K (the “Form 8-K”).  The Form 8-K will be incorporated by reference in the Registration Statement.  I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K and to the use of my name therein and in the Prospectus under the captions “Legal Matters” and “Validity of Securities.”  By giving such consent, I do not hereby admit that I am within the category of persons whose consents are required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Arlie R. Nogay

Arlie R. Nogay